Exhibit 99.1

Kroger Provides Business Update Related to COVID-19

Company Supporting Strong Sales Growth By
Investing in Associates, Safety and Supply Chain;
Reconfirms 2020 Guidance

CINCINNATI, April 1, 2020 -- The Kroger Co. (NYSE: KR) today filed its annual report on Form 10-K and announced business updates in response to the impact from the novel coronavirus (COVID-19).

“Kroger’s most urgent priority is to provide a safe environment for associates and customers, with open stores, comprehensive digital solutions and an efficiently-operating supply chain, so that our communities have access to fresh, affordable food and essentials,” said Rodney McMullen, Kroger’s chairman and CEO. “We are so proud of our dedicated associates who are on the front lines serving our customers when they need us most. A huge thank you to all of our associates, whose efforts are nothing short of heroic.”

After experiencing strong sales in February, the COVID-19 pandemic triggered a significantly greater lift in sales across both physical retail stores and digital channels in March. Customers shop with Kroger in times of uncertainty because it is a brand they trust. In addition, Kroger has made significant investments for several years to enhance the seamless ecosystem for customers. As customers look for more digital solutions during the pandemic, Kroger is well-positioned to support them with pick-up, delivery and ship to home solutions. To advance operations and support the accelerated sales growth, the Kroger family of companies is making investments in its workforce, associate and customer safety, and the supply chain.

Kroger leadership is closely monitoring the impact of the pandemic on food retail across global markets. From early observations, Kroger is seeing trends similar to other markets affected by the pandemic. The Kroger family of companies started to see a significant shift in customer behavior during the last few days of February as shoppers started stocking up. Sales sharply accelerated in March with identical retail supermarket sales without fuel up approximately 30 percent. This was driven by dramatically heightened demand in the middle of the month as customers were stockpiling, which then tapered, but remained higher than normal in the final week, as customers adjusted to the new dining, work and travel restrictions. The demand has been broad based across grocery and fresh departments. It is too early to speculate what will emerge as the “new normal” in food consumption at home or what the impact on sales will be in future periods.

The Kroger family of companies is investing in special pay above regular wages for frontline hourly associates, providing expanded paid sick leave, and hiring a record number of new associates. It likewise is investing in safety protocols throughout its operations, including more frequent and rigorous cleaning and sanitization procedures in stores, distribution centers and manufacturing facilities. Kroger is also investing in its supply chain to expand capacity where possible. These investments are supporting associates, customers and communities through the pandemic, and will help the company emerge stronger as a result.

“We are seeing strong sales and are at the same time investing in our business to support our customers and associates through the current uncertainty,” said Gary Millerchip, Kroger’s chief financial officer.

As a result of recent trends, Kroger expects first quarter identical sales excluding fuel and adjusted EPS to be better than the annual growth rate provided in guidance for full year 2020.

Looking towards the rest of the year, Kroger expects volatility in sales throughout the year as the impact of COVID-19 on the consumer evolves, and anticipates the following to have an impact on full-year results:

-	Continued investments to help our customers and associates through the COVID-19 pandemic.
-	Delay of certain cost-saving initiatives to focus all resources where they are needed most in the short term - to address the impact of COVID-19. The Company has plans in place to resume these initiatives quickly, when the timing is right.
-	Uncertainty surrounding the longer-term impact of COVID-19, including the length of travel and other restrictions, on food and grocery sales, fuel and alternative profit streams.
~~-~~	Potential long-term shift in customer behavior toward eating more food at home.

In light of all these factors, Kroger leadership believes maintaining current guidance is prudent at this time and is therefore reconfirming guidance for full year 2020.

Kroger’s financial model has proven to be resilient throughout the economic cycle. Kroger continues to generate strong free cash flow and maintain strong liquidity. As a precautionary measure to reduce reliance on the commercial paper market and preserve financial flexibility in response to the coronavirus pandemic, Kroger proactively borrowed $1 billion under its revolving credit facility on March 18, 2020. Cash and temporary cash investments were approximately $2.3 billion and there were no commercial paper borrowings outstanding immediately following the draw down. To maintain financial flexibility, Kroger has decided to pause additional share repurchases during the fiscal first quarter. Kroger had already repurchased $355 million shares during the quarter under its $1 billion board authorization announced November 5, 2019, leaving $245 million remaining under the authorization. Kroger remains committed to maintaining a net total debt to adjusted EBITDA ratio target range between 2.30 to 2.50.

Additional Details of Associate Investments

The Kroger family of companies is protecting the health and safety of its associates and customers by:

•	Enhancing daily sanitation practices, including cleaning commonly used areas more often like cashier stations, self-checkouts, credit card terminals, food service counters and shelves.
•	Permitting and working hard to procure protective masks and gloves for associates.
•	Installing plexiglass partitions at check lanes, pharmacy and Starbucks registers across the enterprise.
•	Adding floor decals to promote physical distancing at check lanes and other counters.
•	Adjusting store operating hours to allow more time for our associates to rest, clean and replenish inventory.
•	Continuing to expand online pickup and delivery, and contactless payment solutions like Kroger Pay.

The Kroger family of companies is supporting associates in a variety of ways, including:

•	Providing a Hero Bonus – a $2 premium above standard base rate of pay, applied to hours worked March 29 through April 18 – for all hourly frontline grocery, supply chain, manufacturing, pharmacy and call center associates. This follows and is in addition to the company’s previous commitment shared on March 21, which provided a one-time bonus to frontline associates, which pays out on April 3.
•	Beginning next week, Kroger and certain of its affiliates are adding ExpressPay – a new benefit that allows most hourly associates to access some of their pay faster, putting money in their pockets sooner than usual.
•	Helping associates who are affected by COVID-19 – whether experiencing symptoms and self-isolating, diagnosed or placed in quarantine – be supported with paid time off.

•	Making additional resources available for those facing hardship, including lack of access to childcare and for those considered high-risk, due to COVID-19 through the Kroger Family of Companies Helping Hands fund.
•	Establishing an Associate Hotline to answer benefit questions quickly.
•	Providing access to mental health services and other benefits to support associates’ mental and physical well-being during this stressful time.
•	The Kroger family of companies has hired more than 32,700 new associates in the last two weeks, including workers from the hardest-hit sectors like restaurants, hotels and food service distributors.

Kroger and its affiliates are supporting communities in a variety of ways, including:

•	The Kroger Co. Zero Hunger | Zero Waste Foundation is rapidly deploying more than $3 million in hunger-relief resources to communities disproportionately impacted by the coronavirus pandemic through its nonprofit partners, Feeding America and No Kid Hungry. The funding will not only support local food banks nationwide, but also fund initiatives that ensure children, whose schools may be closed, still have access to nutritious meals.
•	Making it easy for customers to support The Kroger Co. Zero Hunger | Zero Waste Foundation’s mission to create communities free of hunger and waste by choosing to roundup their purchases to the nearest dollar at every self-checkout lane in America or donate at ZeroHungerZeroWasteFoundation.org.
•	Donating food and funds to local food banks and hunger-relief efforts.
•	The Kroger Co. Foundation supported the American Red Cross Annual Disaster Giving Program and Disaster Responder Program at the $500,000 level for 2020, enabling the Red Cross to develop capacity, leaders and resources to provide relief.

2020 Guidance

	IDS (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Incremental Alternative Profit ($M)	Adjusted FCF ($B)	Share Repurchases ($M)
Adjusted*	>2.25%	$2.30 - $2.40	$3.0 - $3.1	23.0%	$3.2-$3.4	$125-$150	$1.6-$1.8	$500-$1,000

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2020 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2020 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations, which cannot be predicted.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “believe,” “commit,” “continue,” “expect,” “future,” “guidance,” “strategy,” “trend,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•	Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, or temporary store closures due to reduced workforces or government mandates; labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs and the extent and effectiveness of any COVID-19 stimulus packages; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•	Kroger's ability to achieve these goals may also be affected by Kroger's ability to manage the factors identified above.

•	Kroger's effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969